Exhibit 10.1

OPERATIONS AGREEMENT

This Agreement made this 1st day of January, 2008;

BETWEEN:

TransAct Energy Corp with offices located at 1650-1188 West Georgia, Vancouver, BC V7V 1T7

(hereinafter “the Company”)

Of the first part;

AND:

TransAction Oil & Gas Ventures Inc. with offices located at #445, 708 -11 Avenue SW Calgary, Alta. T2R  0E4

(hereinafter “the Operator”)

Of the second part;

(hereinafter referred to as “the Parties”)

WHEREAS the Company is in the business of Oil & Gas property acquisition and development;

WHEREAS the Operator is in the business of providing contract management to parties who participate in oil and gas drilling and production operations in Western Canada;

WHEREAS, the Company desires to engage the Operator and define its general and specific duties;

WHEREAS, in connection with such engagement, the Company and Operator desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the Operator’s engagement, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Operator and Company agrees as follows:

1.

Effective Date. This Agreements Effective Date Is the date first mentioned herein.

2.

Term. This Agreement covers the period from January 1st, 2008 through to and including December 31st, 2009 (the “Contract Period”.)

2.1.

The Agreement may be extended for two additional 2 year terms provided both parties are in compliance with the terms of the Agreement and mutually willing to proceed by giving a notice of continuity thirty (30) days prior to the end of each term.

3.

Duties.  The Operator agrees that while it is engaged by the Company, Operator will devote a reasonable working time, defined herein as the amount of time required given the Operators abilities to complete the commercially accepted standards and results of said engagement and providing services, that may be added to or removed from time to time,  for the Company at the direction of the Chief Executive Officer (“CEO”) of the Company and without limiting the foregoing as follows (collectively the “Services”).

3.1.

All services shall be performed under this Agreement by the Operator in its capacity as an independent contractor and not as an employee of the Company;

3.2.

The Operator shall supervise the performance of its Services and shall be entitled to control the manner and means by which its Services are to be performed subject to compliance with the Agreement,

3.3.

The Services will be provided for those lands listed on Schedule “A” and added by amendment from time to time to Schedule “A” hereinafter “the Prospect Lands”;

3.3.1

the Prospect Lands will include all additional land acquired or farmed-in within 1 mile of the listed Prospect Lands and /or additionally as mutually agreed to at a later date referred to as an area of mutual interest(AMI)

3.4.

The Operator will provide all the services normally expected of an operator under CAPL, in the preparation for, design, coordination, drilling, completion, re-completion, normal production operation and abandonment of specified wells to be drilled and/or operated on behalf of the Company, including but not limited to the following:

3.4.1.

Land

3.4.1.1.

Secure surface lease and survey;

3.4.1.1.1.

The operator will facilitate the leases acting as the go between the Company and the leaseholder, however the Company will be responsible for finalizing the contractual aspects of securing the end lease;

3.4.1.2.

Road and Lease construction;

3.4.2.

Engineering & Geological

3.4.2.1.

provide geological prognosis;

3.4.2.2.

design drilling program;

3.4.2.3.

design completion program;

3.4.2.4.

design re-completion program;

3.4.3.

Program Management

3.4.3.1.

Oversee land services;

3.4.3.1.1.

the Company will manage all completed leases, in terms of the annual fees, renewals etc.

3.4.3.2.

Secure AEUB drilling licence;

3.4.3.3

Acquire well insurance;

3.4.3.4.

Contract all drilling and completion services;

3.4.3.5.

Engage and oversee well site supervision and operation;

3.4.3.6

Provide formation evaluation (logs, cores, dst)and provide recommendation as to further action(testing, run casing, abandon, etc);

3.4.3.7

Prepare and submit all required AEUB reporting;

3.4.3.8.

Regular reporting to partners;

3.4.4

Production

3.4.4.1

Tie-in and equip well for production;

3.4.4.2.

Arrange for field operation and oversee operation;

3.4.4.3.

Market production;

3.4.4.4.

Report production to regulatory authorities;

3.4.4.5.

Administer expenses and revenues from production operations and maintain and distribute records of such.

4.

Compensation. Subject to the terms and conditions of this Agreement, during the Contract Period while the Operator is contracted by the Company, the Company shall compensate the Operator services as follows:

4.1.

The Operator will be paid for his services an amount equal to 10 percent of the individual well AFE for all activities up to producing status and/or subsequent re-completions plus overhead charges in accordance with CAPL guidelines.

4.2.

The Operator will be assigned and granted a 5 percent carried working interest (CWI) in the property being operated under the following terms.

4.2.1.

The CWI will be exempt from all capital requirements.

4.2.2.

Revenues to the CWI will commence on first production and be net of all royalties and operating expenses.

4.2.3.

The CWI will apply over the entire life of the well, from spudding of well, during production and through abandonment and restoration of the lease.

4.2.4.

Any expenses in a given month which exceeds the revenue for that month may be carried forward until accounted for.

4.3.

In the course of conducting normal business, Operator shall provide through professional employees or independent contractors, all services required by the Company. All such time spent on business administrative matters will be charged to the Company at the rate of $125.00 per hour. This does not apply to the time spent directly relating to AFE’s, or Operator’s overhead on producing wells, which are covered elsewhere in the Agreement;

4.4.

The Company will, to the maximum extent permitted by law, defend, indemnify and hold harmless the Operator and the Operator's administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which the Operator may become subject which arise out of, are based upon or relate to the Operator's engagement by the Company (and any predecessor company to the Company), or the Operator's service as an officer or member of the Board of Directors of the Company (or any predecessor company to the Company), including without limitation reimbursement for any legal or other expenses reasonably incurred by the Operator in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Operator shall be covered under such insurance to the same extent as other senior management employees of the Company with respect to matters which occurred during such period of engagement.

5.

Termination. Notwithstanding Section 20, this Agreement may be terminated at any time by either party for breach or neglect of duty by the other, which is not remedied within 30 days after having given written notice by either party as per Section 11;

5.1.

No termination shall prejudice the Operator’s rights to payments for Services completed prior to the effective date of termination;

5.2.

In the event of termination of the agreement, the Operator agrees to sell back its earned carried working interest at full market value effective the date of the termination.

6.

Confidential Information.  The Operator agrees that:

6.1.

Except as may be required by the lawful order of a court or agency of competent jurisdiction, or except to the extent that the Operator has express authorization from the Company, he shall keep secret and confidential indefinitely all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and its affiliates which was acquired by or disclosed to the Operator during the course of his engagement with the Company, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way.

6.2.

Upon the Operators Termination Date or at the Company's earlier request, Operator will promptly return to the Company any and all records, documents, physical property, information, computer disks or other materials relating to the business of the Company and its affiliates obtained by him during his course of engagement with the Company.

6.3.

The Operator shall keep the Company informed of, and shall execute such assignments as may be necessary to transfer to the Company or its affiliates the benefits of, any inventions, discoveries, improvements, trade secrets, developments, processes, and procedures made by the Operator, in whole or in part, or conceived by the Operator either alone or with others, which result from any work which the Operator may do for or at the request of the Company, whether or not conceived by the Operator while on holiday, on vacation, or off the premises of the Company, including such of the foregoing items conceived during the course of engagement which are developed or perfected after the Operator's termination of engagement. The Operator shall assist the Company or other nominated by it, to obtain patents, trademarks and service marks and the Operator agrees to execute all documents and to take all other actions which are necessary or appropriate to secure to the Company and its affiliates the benefits thereof. Such patents, trademarks and service marks shall become the property of the Company and its affiliates. The Operator shall deliver to the Company all sketches, drawings, models, figures, plans, outlines, descriptions or other information with respect thereto.

6.4.

To the extent that any court or agency seeks to have the Operator disclose confidential information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure. To the extent that the Operator obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company's attorneys, the Operator shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

6.5.

Nothing in the foregoing provisions of this Section 6 shall be construed so as to prevent the Operator from using, in connection with his engagement for himself or an engager other than the Company or any of its affiliates, knowledge which was acquired by him during the course of his engagement with the Company and its affiliates, and which is generally known to persons of his experience in other companies in the same industry.

7.

Non-solicitation.  While the Operator is engaged by the Company and its affiliates and for a period of three years after the date the Operator terminates engagement with the Company and its affiliates for any reason, the Operator covenants and agrees that he will not, whether for himself or for any other person, business, partnership, association, firm, company or corporation, directly or indirectly, call upon, solicit, divert or take away or attempt to solicit, divert or take away, any of the customers or employees of the Company or its affiliates in existence from time to time during his engagement with the Company and its affiliates.

8.

Non-competition.  While the Operator is engaged by the Company and its affiliates, and for a period of three years after the date the Operator terminates engagement with the Company and its affiliates, the Operator covenants and agrees that he will not, directly or indirectly, engage in, assist, perform services for, plan for, establish or open, or have any financial interest (other than (i) ownership of 1% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation System or (ii)ownership of securities in any entity affiliated with the Company) in any person, firm, corporation, or business entity (whether as an employee, officer, director or consultant) that engages in an activity within 1 mile of any property listed on Schedule “C” or later added as an addendum in which the Company or its affiliates is conducting or has reasonable expectations of commencing business activities at the date of the Operator's termination of engagement, which is the same as, similar to, or competitive with oil and gas development.

9.

Equitable Remedies.  The Operator acknowledges that the Company would be irreparably injured by a violation of Sections 6, 7 and 8 and agrees that the Company, in addition to other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, other equivalent relief, restraining the Operator from any actual or threatened breach of Sections 6, 7 and 8 without any bond or other security being required.

10.

Defence of Claims.  The Operator agrees that, during his engagement with the Company and after his termination, he will cooperate with the Company and its affiliates in the defence of any claims that may be made against the Company or its affiliates to the extent that such claims may relate to services performed by him for the Company. To the extent travel is required to comply with the requirements of this Section 10, the Company, shall to the extent possible, provide the Operator with notice at least 10 days prior to the date on which such travel would be required and the Company agrees to reimburse the Operator for all of his reasonable actual expenses associated with such travel; provided, however, that if the Company reasonably expects the travel to be extensive or unduly burdensome to the Operator from a financial perspective, the Company may provide to the Operator pre-paid tickets for transportation in connection with such travel.

11.

Notices.  Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or sent by facsimile transmission, on the first business day after it is sent by air express courier service or on the second business day following deposit in the Post Office registered or certified mail, return receipt requested, postage prepaid and addressed,

11.1.

in the case of the Company to the following address:

TransAct Energy Corp.

1650-1188 West Georgia

Vancouver, BC V7V 1T7

Attention: Rod Bartlett

Phone 604-629-2461 Fax 604-608-3562

E-Mail: rbartlett@transact.com

11.2.

or to the Operator:

TransAction Oil & Gas Ventures Inc.

445, 708 - II Avenue SW

Calgary, AB, T2R OE4

Attention: Herb Miller

Phone: 403-263-9270 Fax: 403-2664259

E-mail: miller@taoo.ca

11.3. or such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon actual receipt.

12.

Successors.  This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, reorganization, consolidation, by purchase of assets or otherwise, all or substantially all of the assets of the Company.

13.

Non-alienation.  The interests of the Operator under this Agreement are not subject to the claims of his creditors, other than the Company, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

14.

Waiver of Breach.  The waiver by either the Company or the Operator of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Operator.  Continuation of payments hereunder by the Company following a breach by the Operator of any provision of this Agreement shall not preclude the Company from thereafter terminating said payments based upon the same violation.

15.

Severability.   It is mutually agreed and understood by the parties that should any of the agreements and covenants contained herein be determined by any court of competent jurisdiction to be invalid by virtue of being vague or unreasonable, including but not limited to the provisions of Sections 6, 7 and 8, then the parties hereto consent that this Agreement shall be amended retroactive to the date of its execution to include the terms and conditions said court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, said court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that said covenants and/or agreements are enforceable.

16.

Applicable Law.  This Agreement shall be construed in accordance with the laws of the Province of British Columbia, Canada or such other jurisdiction as the parties agree to in writing.

17.

Currency. All dollar amounts referred to in this Agreement are the currency of the Canada and in Canadian Dollars.

18.

Amendment.  This Agreement may be amended or cancelled by mutual Agreement of the parties in writing without the consent of any other person.

19.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages; each signed by one party hereto, but together signed by both of the parties hereto.

20.

Arbitration & Legal Fees.  The Operator and the Company in good faith negotiations for the purpose of reaching an amicable resolution shall discuss disputes arising out of or in connection with the interpretation and application of this Agreement.  Without prejudice to the Company's rights under Section 9 of this Agreement, any such disputes which cannot be settled amicably within thirty (30) days after written notice by one party to the other (or after such longer period agreed to in writing by the parties), shall thereafter be settled by binding arbitration in accordance with the laws of the Province of British Columbia and the then current Rules of Procedure for Commercial Arbitration generally accepted within the Province. The arbitration tribunal shall consist of three (3) arbitrators chosen by each Party naming one Arbitrator and they in turn picking a third. The decision of the tribunal shall be final and binding and no appeal shall lie there from. The tribunal shall have the power to order one party to contribute to the reasonable costs and expenses of the other party, or to pay all or any portion of the costs of the arbitration, as the panel determines in its discretion..

20.1.

The Operator is entitled to timely payments (not later than 30 calendar days after notice from the Operator) from the Company of reasonable attorney fees incurred by the Operator in the event of a dispute arising out of or in connection with the interpretation and application of this Agreement.

21.

Other Agreements.  This Agreement constitutes the sole and complete Agreement between the Company and the Operator and supersedes all other agreements, both oral and written, between the Company and the Operator with respect to the matters contained herein.  No verbal or other statements, inducements, or representations have been made to or relied upon by the Operator.  The parties have read and understand this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

TransAct Energy Corp..

Per:

Authorized Signatory

Transaction Oil & Gas Ventures Inc.

Per:

Authorized Signatory

Schedule “A”

Each Land Description that falls under this agreement is to be added as addendum.